Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2024 FIRST QUARTER RESULTS

NASHVILLE, Tenn., May 25, 2023 --- Genesco Inc. (NYSE: GCO) today reported first quarter results for the three months ended April 29, 2023.

First Quarter Fiscal 2024 Financial Summary

•
Net sales of $483 million decreased 7% compared to Q1FY23
•
Excluding the impact of lower exchange rates, net sales decreased 6% compared to Q1FY23
•
Comps down 5%, with stores down 8% and direct up 7%
•
E-commerce sales represented 21% of retail sales compared to 19% last year
•
GAAP EPS from continuing operations was ($1.60) vs. $0.37 last year
•
Non-GAAP EPS from continuing operations was ($1.59)1 vs. $0.44 last year
•
Repurchased $9.2 million of stock during Q1FY24, with $25.0 million remaining on the current authorization

Mimi E. Vaughn, Genesco’s Board Chair, President and Chief Executive Officer, said, “Following a positive end to the holiday season, the first quarter proved considerably more challenging than we anticipated. Consumer demand at Journeys dropped off significantly early in the quarter and did not improve as we changed seasons in the latter part of March and into April, offsetting another quarter of record sales at Schuh and Johnston & Murphy. In response, we are taking swift actions to mitigate the consumer shift in the marketplace, including closing more underperforming Journeys stores, reducing our cost base further, and working to quickly refine our product assortment. However, given the ongoing uncertainty around near-term consumer behavior, we are taking a much more conservative view and revising our outlook for the remainder of Fiscal 2024.”

She continued, “Despite the difficulties in the current environment, we remain excited about our future prospects and the strength of our competitive positioning. Having navigated multiple adverse retail cycles, our team has demonstrated a track record of success, the resilience of our business, and the ability to rebound and come out ahead. As the leading destination for teen fashion footwear, and key partner to our brands, I feel confident that our footwear focused strategy and the strategic initiatives we are implementing will position Journeys to emerge from this period in an even stronger competitive position.”

_____________________

1Excludes a charge for asset impairments, net of tax effect in the first quarter of Fiscal 2024 (“Excluded Items”). A reconciliation of earnings (loss) and earnings (loss) per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings (loss) and earnings (loss) per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

First Quarter Review

Net sales for the first quarter of Fiscal 2024 of $483 million decreased 7% compared to $521 million in the first quarter of Fiscal 2023. The sales decrease compared to last year was driven by decreased store sales in Journeys Group, decreased wholesale sales and foreign exchange pressure, partially offset by a 5% increase in e-commerce sales and strong store performance at Schuh and Johnston & Murphy. Excluding the impact of lower exchange rates, net sales decreased 6% for the first quarter of Fiscal 2024 compared to the first quarter of Fiscal 2023. As a result of store closures in response to the COVID-19 pandemic during the first quarter of Fiscal 2022, the Company did not include comparable sales for the first quarter of Fiscal 2023, except for comparable direct sales, as it felt that overall sales was a more meaningful metric last year.

Comparable Sales

Comparable Same Store and Direct Sales:	1QFY24	1QFY23
Journeys Group	(14)%	NA
Schuh Group	13%	NA
Johnston & Murphy Group	18%	NA
Total Genesco Comparable Sales	(5)%	NA
Same Store Sales	(8)%	NA
Comparable Direct Sales	7%	(26)%

The overall sales decrease of 7% for the first quarter of Fiscal 2024 compared to the first quarter of Fiscal 2023 was driven by a decrease of 13% at Journeys and a 25% or $12 million decrease at Genesco Brands, partially offset by an increase of 6% at Schuh and an increase of 16% at Johnston & Murphy. On a constant currency basis, Schuh sales were up 13% for the first quarter this year.

First quarter gross margin this year was 47.3%, down 100 basis points compared with 48.3% last year. The decrease as a percentage of sales compared to Fiscal 2023 is due primarily to a more normalized promotional environment and increased markdowns at Journeys, which offset improved margins in the remaining businesses.

Selling and administrative expense for the first quarter this year increased 520 basis points as a percentage of sales compared with last year. Adjusted selling and administrative expense for the first quarter this year increased 550 basis points as a percentage of sales compared with last year. The increase as a percentage of sales compared to Fiscal 2023 reflects the deleverage of expenses, especially compensation expense, selling salaries and occupancy expense as a result of decreased revenue in the first quarter of Fiscal 2024.

Genesco’s GAAP operating loss for the first quarter was ($23.0) million, or (4.8)% of sales this year, compared with operating income of $8.2 million, or 1.6% of sales in the first quarter last year. Adjusted for the Excluded Items in all periods, the operating loss for the first quarter was ($22.7) million this year compared to operating income of $9.5 million last year. Adjusted operating margin was (4.7)% of sales in the first quarter of Fiscal 2024 and 1.8% in the first quarter last year.

The effective tax rate for the quarter was 23.7% in Fiscal 2024 compared to 36.7% in the first quarter last year. The adjusted tax rate, reflecting Excluded Items, was 23.3% in Fiscal 2024 compared to 34.7% in the first quarter last year. The lower adjusted tax rate for the first quarter this year compared to the first quarter last year reflects a reduction in the amount of foreign losses for which we are unable to recognize a tax benefit.

GAAP loss from continuing operations was ($18.9) million in the first quarter of Fiscal 2024 compared to earnings from continuing operations of $5.0 million in the first quarter last year. Adjusted for the Excluded Items in all periods, the first quarter loss from continuing operations was ($18.7) million, or ($1.59) per share, in Fiscal 2024, compared to earnings from continuing operations of $5.9 million, or $0.44 per share, in the first quarter last year.

Cash, Borrowings and Inventory

Cash as of April 29, 2023 was $31.8 million, compared with $200.6 million as of April 30, 2022. Total debt at the end of the first quarter of Fiscal 2024 was $118.2 million compared with $14.7 million at the end of last year’s first quarter. The past twelve months the Company utilized cash and borrowing to replenish low inventory levels by $172.2 million and return capital to shareholders with share repurchases totaling $75.4 million. Inventories increased 17% on a year over year basis, primarily for the Johnston & Murphy and Schuh businesses to fuel growth, while Journeys inventories were flat.

Capital Expenditures and Store Activity

For the first quarter this year, capital expenditures were $17 million, related primarily to retail stores and digital and omnichannel initiatives. Depreciation and amortization was $11 million. During the quarter, the Company opened 12 stores and closed 26 stores. The Company ended the quarter with 1,396 stores compared with 1,414 stores at the end of the first quarter last year, or a decrease of 1%. Square footage was essentially flat on a year-over-year basis.

Share Repurchases

The Company repurchased 255,000 shares during the first quarter of Fiscal 2024 at a cost of $9.2 million or an average of $35.96 per share. The Company currently has $25.0 million remaining on its expanded share repurchase authorization announced in February 2022.

Store Closing and Cost Savings Update

•
The Company now expects to close more than 100 Journeys stores in Fiscal 2024, versus prior expectations to close 60 stores
•
The Company now anticipates up to $40 million in cost reductions, versus $20 million to $25 million prior, with $20 million realized in Fiscal 2024

Revised Fiscal 2024 Outlook

For Fiscal 2024, the Company now expects:

•
Sales to be down 4% to 5%, or down 5% to 6% excluding the 53rd week this year, compared to Fiscal 23
•
Adjusted diluted earnings per share from continuing operations in the range of $2.00 to $2.50 2
•
Guidance assumes no further share repurchases and a tax rate of 25%

__________________________

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of first quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on May 25, 2023, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, cost reductions, operating income, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, stores openings and closures, share repurchases, ESG progress and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “believe,” “anticipate,” “optimistic,” “should” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from store closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; our ability to pass on price increases to our customers; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of pandemics or geopolitical events; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, impacts of the Russia-Ukraine war, and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to secure allocations to refine product assortments to address consumer demand; the ability to renew leases in existing stores and control or lower occupancy costs, to open or close stores in the number and on the planned schedule, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; our ability to meet our sustainability, stewardship, emission and diversity, equity and inclusion related ESG projections, goals and commitments; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict.

Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer and branded company, sells footwear and accessories in more than 1,390 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.schuh.ie, www.schuh.eu, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com, andwww.dockersshoes.com. In addition, Genesco sells footwear at wholesale under its Johnston & Murphy brand, the licensed Levi’s brand, the licensed Dockers brand, the licensed Bass brand, and other brands. Genesco is committed to progress in its diversity, equity and inclusion efforts, and the Company's environmental, social and governance stewardship. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contact Genesco Media Contact

Thomas A. George Claire S. McCall

(615) 367-7465 (615) 367-8283

tgeorge@genesco.com cmccall@genesco.com

Darryl MacQuarrie

(615) 367-7672

dmacquarrie@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 1		Quarter 1
	April 29, 2023	% of Net Sales	April 30, 2022	% of Net Sales
Net sales	$483,332	100.0%	$520,748	100.0%
Cost of sales	254,524	52.7%	269,304	51.7%
Gross margin	228,808	47.3%	251,444	48.3%
Selling and administrative expenses	251,497	52.0%	243,481	46.8%
Asset impairments and other, net	308	0.1%	(283)	-0.1%
Operating income (loss)	(22,997)	-4.8%	8,246	1.6%
Other components of net periodic benefit cost	92	0.0%	98	0.0%
Interest expense, net	1,651	0.3%	297	0.1%
Earnings (loss) from continuing operations before income taxes	(24,740)	-5.1%	7,851	1.5%
Income tax expense (benefit)	(5,865)	-1.2%	2,882	0.6%
Earnings (loss) from continuing operations	(18,875)	-3.9%	4,969	1.0%
Loss from discontinued operations, net of tax	(15)	0.0%	(22)	0.0%
Net Earnings (Loss)	$(18,890)	-3.9%	$4,947	0.9%
Basic earnings (loss) per share:
Before discontinued operations	$(1.60)		$0.38
Net earnings (loss)	$(1.60)		$0.38
Diluted earnings (loss) per share:
Before discontinued operations	$(1.60)		$0.37
Net earnings (loss)	$(1.60)		$0.37
Weighted-average shares outstanding:
Basic	11,818		12,961
Diluted	11,818		13,369

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 1		Quarter 1
	April 29, 2023	% of Net Sales	April 30, 2022	% of Net Sales
Sales:
Journeys Group	$272,190	56.3%	$314,445	60.4%
Schuh Group	93,105	19.3%	88,159	16.9%
Johnston & Murphy Group	82,627	17.1%	71,016	13.6%
Genesco Brands Group	35,410	7.3%	47,128	9.1%
Net Sales	$483,332	100.0%	$520,748	100.0%
Operating income (loss):
Journeys Group	$(18,362)	-6.7%	$14,930	4.7%
Schuh Group	(1,790)	-1.9%	(2,746)	-3.1%
Johnston & Murphy Group	4,806	5.8%	550	0.8%
Genesco Brands Group	(32)	-0.1%	3,793	8.0%
Corporate and Other(1)	(7,619)	-1.6%	(8,281)	-1.6%
Operating income (loss)	(22,997)	-4.8%	8,246	1.6%
Other components of net periodic benefit cost	92	0.0%	98	0.0%
Interest, net	1,651	0.3%	297	0.1%
Earnings (loss) from continuing operations before income taxes	(24,740)	-5.1%	7,851	1.5%
Income tax expense (benefit)	(5,865)	-1.2%	2,882	0.6%
Earnings (loss) from continuing operations	(18,875)	-3.9%	4,969	1.0%
Loss from discontinued operations, net of tax	(15)	0.0%	(22)	0.0%
Net Earnings (Loss)	$(18,890)	-3.9%	$4,947	0.9%

(1)
Includes a $0.3 million charge in the first quarter of Fiscal 2024 for asset impairments. Includes a $0.3 million gain in the first quarter of Fiscal 2023 which includes a $0.7 million gain on the termination of the pension plan, partially offset by $0.4 million for asset impairments.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	April 29, 2023	April 30, 2022
Assets
Cash and cash equivalents	$31,786	$200,623
Accounts receivable	54,068	48,868
Inventories	470,763	401,479
Other current assets(1)	42,325	74,609
Total current assets	598,942	725,579
Property and equipment	239,120	219,421
Operating lease right of use assets	477,962	508,986
Goodwill and other intangibles	65,466	66,785
Non-current prepaid income taxes	54,567	—
Other non-current assets	59,255	27,671
Total Assets	$1,495,312	$1,548,442

Liabilities and Equity
Accounts payable	$143,814	$243,224
Current portion operating lease liabilities	131,830	137,770
Other current liabilities	75,992	83,882
Total current liabilities	351,636	464,876
Long-term debt	118,151	14,712
Long-term operating lease liabilities	399,374	430,606
Other long-term liabilities	43,526	37,910
Equity	582,625	600,338
Total Liabilities and Equity	$1,495,312	$1,548,442

(1) Includes prepaid income taxes of $11.0 million and $47.1 million at April 29, 2023 and April 30, 2022, respectively.

GENESCO INC.

Store Count Activity

	Balance 01/29/22	Open	Close	Balance 01/28/23	Open	Close	Balance 04/29/23
Journeys Group	1,135	22	27	1,130	10	25	1,115
Schuh Group	123	4	5	122	1	0	123
Johnston & Murphy Group	167	2	11	158	1	1	158
Total Retail Stores	1,425	28	43	1,410	12	26	1,396

GENESCO INC.

Comparable Sales

	Quarter 1
	April 29, 2023	April 30, 2022 (1)
Journeys Group	-14%	NA
Schuh Group	13%	NA
Johnston & Murphy Group	18%	NA
Total Comparable Sales	-5%	NA
Same Store Sales	-8%	NA
Comparable Direct Sales	7%	-26%

(1)
As a result of store closures in response to the COVID-19 pandemic during the first quarter of Fiscal 2022, and the Company's policy of removing any store closed for seven consecutive days from comparable sales, the Company did not include comparable sales for the first quarter of Fiscal 2023, except for comparable direct sales, as it felt that overall sales was a more meaningful metric last year.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings (Loss) from Continuing Operations

Three Months Ended April 29, 2023 and April 30, 2022

The Company believes that disclosure of earnings (loss) and earnings (loss) per share from continuing operations and operating income (loss) adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 1			Quarter 1
	April 29, 2023			April 30, 2022
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings (loss) from continuing operations, as reported		$(18,875)	$(1.60)		$4,969	$0.37
Asset impairments and other adjustments:
Asset impairment charges	$308	233	0.02	$412	359	0.03
Gain on pension termination	—	—	0.00	(695)	(511)	(0.04)
Expenses related to new HQ building	—	—	0.00	1,526	1,122	0.08
Total asset impairments and other adjustments	$308	233	0.02	$1,243	970	0.07
Income tax expense adjustments:
Tax impact share based awards		(47)	0.00		—	0.00
Other tax items		(55)	(0.01)		(3)	0.00
Total income tax expense adjustments		(102)	(0.01)		(3)	0.00
Adjusted earnings (loss) from continuing operations (1) and (2)		$(18,744)	$(1.59)		$5,936	$0.44

(1)
The adjusted tax rate for the first quarter of Fiscal 2024 and 2023 is 23.3% and 34.7%, respectively.
(2)
EPS reflects 11.8 million and 13.4 million share count for the first quarter of Fiscal 2024 and 2023, respectively, which includes common stock equivalents in the first quarter last year but not in this year due to the loss from continuing operations.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income (Loss) and Selling and Administrative Expenses

Three Months Ended April 29, 2023 and April 30, 2022

	Quarter 1 - April 29, 2023
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$(18,362)	$—	$(18,362)
Schuh Group	(1,790)	—	(1,790)
Johnston & Murphy Group	4,806	—	4,806
Genesco Brands Group	(32)	—	(32)
Corporate and Other	(7,619)	308	(7,311)
Total Operating Loss	$(22,997)	$308	$(22,689)
% of sales	-4.8%		-4.7%

	Quarter 1 - April 30, 2022
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$14,930	$—	$14,930
Schuh Group	(2,746)	—	(2,746)
Johnston & Murphy Group	550	—	550
Genesco Brands Group	3,793	—	3,793
Corporate and Other	(8,281)	1,243	(7,038)
Total Operating Income	$8,246	$1,243	$9,489
% of sales	1.6%		1.8%

	Quarter 1
In Thousands	April 29, 2023	April 30, 2022
Selling and administrative expenses, as reported	$251,497	$243,481

Expenses related to new HQ building	—	(1,526)
Total adjustments	—	(1,526)
Adjusted selling and administrative expenses	251,497	241,955
% of sales	52.0%	46.5%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending February 3, 2024

In millions (except per share amounts)	High Guidance Fiscal 2024		Low Guidance Fiscal 2024
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$29.0	$2.42	$22.7	$1.89
Asset impairments and other adjustments:
Asset impairments and other matters	1.0	0.08	1.4	0.11
Total asset impairments and other adjustments (1)	1.0	0.08	1.4	0.11
Adjusted forecasted earnings from continuing operations (2)	$30.0	$2.50	$24.1	$2.00

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2024 is approximately 25%.
(2)
EPS reflects 12.0 million share count for Fiscal 2024 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.